EXHIBIT 22.01

                           SUBSIDIARIES OF THE COMPANY

1. Artisoft "FSC", Ltd. was incorporated in March 1992 in Guam, and does business as a foreign sales corporation under the name "Artisoft FSC."

2. NodeRunner, Inc. was incorporated in April 1993 in the State of Delaware, and does business under the name "NodeRunner, Inc." This Company is currently inactive.

3. Triton Technologies, Inc. was incorporated in April 1985 in the State of Delaware, and currently operates as the Company's Communications Software Group.

                                       57